EXHIBIT 10.1

PROMISSORY NOTE

$40,000.00                                                                                                                 Date:  December 17, 2012

FOR VALUE RECEIVED, and pursuant to this Promissory Note executed between Philip Sobol (the "Payee") and Entia Biosciences , Inc. (“ENTIA”, the “Company”, the "Payor"), the undersigned, hereinafter referred to as "Payor", unconditionally promises to pay to the order of "Payee", at the following address: 3230 Iredell Lane, Studio City, CA 91604 or at such other places as the Payee hereof may designate in writing, the principal sum of $40,000.00 with interest thereon to Payee from December 17, 2013, to maturity on or before March 30, 2013, at the rate per annum of eight percent (8%).

Convertible Option: Any time during the Term of this Promissory Note the Payee will have the option to convert the unpaid principle and interest into the Company’s Common Stock (ERGO), at $0.65 (sixty-five cents) per share. Furthermore, the Payee will also have the right, but not the obligation, to convert the unpaid balance of this note into any subsequent offering made a by the Company.

ENTIA, due to the immediate need for additional capital at this time, will grant to Payee a (7) year Warrant to purchase 20,000 shares of the Company’s Common stock (ERGO) at $0.65 (sixty-five cents) per share. This Warrant shall be full vested as of the date of March 30, 2013.

Upon default by Payor in the payment of the principal amount of or any other sum due in accordance with the terms of this note, Payee at their option, may proceed against the Payor. In the event of such default, the Payor agrees to pay all costs and expenses of collection, including reasonable attorney's fees and interest from the date of such default, on the principal amount unpaid, at the maximum rate permitted by law.

Presentment and demand for payment, notice or dishonor, protest and notice of protest, are hereby waived by the Payor. This note (i) may not be changed, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of such change, waiver, or termination is sought and (ii) shall be binding upon Payor, its successors, assigns and transferees and shall inure to the benefit of and be enforceable by Payee, its successors and assigns.

This note shall be construed and governed in all respects by the laws of the state of Oregon applicable to contracts made and to be performed therein.

If any provisions of this note are declared invalid, illegal or unenforceable, the balance of this note shall remain in full force and effect.

IN WITNESS WHEREOF, the Payor has executed this note on the day and year first written above.

X Marvin S. Hausman

Marvin S. Hausman

CEO - Entia Biosciences, Inc.